Exhibit 99.1

Imperial to hold virtual 2020 Investor Day on November 19

Calgary, AB – November 4, 2020 – (TSE: IMO, NYSE American: IMO) Brad Corson, chairman, president and chief executive officer, and Dave Hughes, vice-president investor relations, Imperial Oil Limited, will host the company’s 2020 Investor Day on Thursday, November 19. The event begins at 8 a.m. MT (10 a.m. ET) and will be accessible by webcast.

At Investor Day, Imperial’s management team will provide an update on the company’s operations and business strategy, followed by a question-and-answer session.

Please click here [https://edge.media-server.com/mmc/p/gadpjdfk] to register for the live webcast of Imperial’s 2020 Investor Day. The webcast will be available for one year on the company’s website at www.imperialoil.ca/en-ca/company/investors.

For further information:

Investor relations	Media relations
(587) 476-4743	(587) 476-7010

Source: Imperial

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.